Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-259205

Pricing Supplement
Dated June 17, 2022
to the Product Prospectus Supplement No. ERN-ETF-1 Dated
March 3, 2022, the Prospectus Supplement Dated September 14,
2021 and the Prospectus, Dated September 14, 2021
$894,000 Notes Linked to a Basket of Closed-End Funds, due June 21, 2024 Royal Bank of Canada

Royal Bank of Canada is offering notes (the “Notes”) linked to an equally-weighted basket consisting of the shares of 15 closed-end funds (each, a “Basket Component” and together, the “Basket”) set forth below. The Basket Components were selected by Raymond James & Associates, Inc. (“Raymond James”).
The CUSIP number for the Notes is 78015QAY7. The ISIN for the Notes is US78015QAY70.
The Notes may pay quarterly interest, as described in this document. The amount of any interest to be paid on the Notes will not be fixed, and will depend on the total dividends on the Basket Components during the preceding Interest Calculation Period (as defined below).
Any payments on the Notes are subject to our credit risk. The Notes will not be listed on any securities exchange.
On the maturity date, the amount that we will pay to you for each $1,000 in principal amount of the Notes (the “Redemption Amount”) will depend upon the performance of the Basket over the term of the Notes. The Participation Rate is 98.60%. You may lose all or a portion of the principal amount of your Notes at maturity if the Basket Level Percentage (as defined below) is not at least approximately 101.42%, as described in more detail below. Please see the discussion below for more complete information about how the payment at maturity will be determined.
Issue Date: June 27, 2022
Maturity Date: June 21, 2024
Investing in the Notes involves a number of risks.  See “Selected Risk Considerations” beginning on page P-7 of this pricing supplement, and “Risk Factors” beginning on page PS-6 of the product prospectus supplement and on page S-2 of the prospectus supplement.
The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality.  The Notes are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.
	Per Note	Total
Price to public(1)	100.00%	$894,000
Underwriting discounts and commissions(1)	0.00%	$0
Proceeds to Royal Bank of Canada	100.00%	$894,000
(1) RBC Capital Markets, LLC, which we refer to as RBCCM, acting as agent for Royal Bank of Canada, will not receive a commission in connection with its sales of the Notes.  RBCCM will pay to Raymond James a licensing fee of up to 0.70% of the principal amount of the Notes. Please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.
The initial estimated value of the Notes as of the Trade Date was $969.54 per $1,000 in principal amount, which is less than the price to public. The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.  We describe our determination of the initial estimated value in more detail below.

RBC Capital Markets, LLC

Notes Linked a Basket of Closed-End Funds, due June 21, 2024
SUMMARY
The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.
Issuer:	Royal Bank of Canada (“Royal Bank”)
Currency:	U.S. Dollars
Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof
Trade Date (Pricing Date):	June 17, 2022
Averaging Dates:	June 17, 2022, June 21, 2022 and June 22, 2022.
Issue Date:	June 27, 2022
Valuation Dates:	June 13, 2024, June 14, 2024 and June 17, 2024.
Maturity Date:	June 21, 2024, subject to extension for market and other disruptions, as described below and in the product prospectus supplement.
Reference Asset:	A Basket consisting of the Basket Components, as set forth below:
	Basket Component	Ticker
	BlackRock Innovation and Growth Trust	BIGZ
	BlackRock Enhanced Global Dividend Trust	BOE
	BlackRock Science and Technology Trust II	BSTZ
	BlackRock Enhanced Capital and Income Fund, Inc.	CII
	Calamos Strategic Total Return Fund	CSQ
	BlackRock Debt Strategies Fund, Inc.	DSU
	Eaton Vance Enhanced Equity Income Fund	EOI
	The Gabelli Dividend & Income Trust	GDV
	Western Asset High Income Opportunity Fund Inc.	HIO
	PGIM High Yield Bond Fund, Inc.	ISD
	Nuveen Core Equity Alpha Fund	JCE
	Nuveen Credit Strategies Income Fund	JQC
	Nuveen Real Asset Income and Growth Fund	JRI
	Nuveen Floating Rate Income Opportunity Fund	JRO
	Tri-Continental Corporation	TY
Basket Component Weighting:	1/15th for each Basket Component.

P-2	RBC Capital Markets, LLC

Notes Linked a Basket of Closed-End Funds, due June 21, 2024
Payment at Maturity (if held to maturity):
The amount that you will receive at maturity for each $1,000 in principal amount of the Notes (the “Redemption Amount”) will depend upon the performance of the Basket. The Redemption Amount will equal the product of (a) $1,000, (b) the Basket Level Percentage and (c) the Participation Rate.
As discussed in more detail below, the Basket Level Percentage must exceed approximately 101.42% in order for you to receive a Redemption Amount per $1,000 in principal amount of the Notes that exceeds the principal amount.  In addition, the Redemption Amount could be substantially less than the principal amount of the Notes.

Basket Component Performance:
The Basket Component Performance will measure the change in value of each Basket Component over the term of the Notes.
For each Basket Component, the Basket Component Performance will equal (a) the applicable Final Price divided by (b) the applicable Initial Price, expressed as a percentage.

Weighted Basket Component Performance:	For each Basket Component, the product of (a) its Basket Component Performance and (b) the Basket Component Weighting.
Participation Rate:
98.60%. Because the Participation Rate is less than 100%, the Basket Level Percentage must exceed approximately 101.42% in order for you to receive a Redemption Amount per $1,000 in principal amount of the Notes that exceeds the principal amount. In addition, because the Participation Rate is less than 100%, the interest payments you receive on the Notes will be less than the applicable Dividend Amounts. See “Hypothetical Returns” below.

Basket Level Percentage:	The sum of the Weighted Basket Component Performances.
Initial Price:	For each Basket Component, the arithmetic mean of its Average Intra-day Price on each Averaging Date occurring prior to the issue date of the Notes.
Final Price:	For each Basket Component, the arithmetic mean of its Average Intra-day Price on each Valuation Date.
Average Intra-day Price:
With respect to a Basket Component and any Averaging Date or Valuation Date, the volume weighted average of the prices at which we or any of our affiliates (which may include the Calculation Agent) acquires, establishes, reestablishes, substitutes, maintains, unwinds or disposes of, as the case may be, of any transactions or assets relating to that Basket Component as we deem necessary to hedge our obligations with respect to the Notes.

Interest Calculation Dates:	Quarterly, on September 19, 2022, December 19, 2022, March 17, 2023, June 20, 2023, September 18, 2023, December 18, 2023, March 18, 2024 and June 17, 2024.
Interest Payment Dates:	Quarterly, on September 22, 2022, December 22, 2022, March 22, 2023, June 23, 2023, September 21, 2023, December 21, 2023, March 21, 2024 and the Maturity Date.
Calculation of Interest Payments:
The amount of each interest payment, if any, will depend upon the amount of dividends on each Basket Component calculated during the Interest Calculation Period (as defined below) preceding each interest payment date, and will equal, for each $1,000 in principal amount, (a) the sum of the Dividend Amounts for each of the Basket Components multiplied by (b) the Participation Rate.

P-3	RBC Capital Markets, LLC

Notes Linked a Basket of Closed-End Funds, due June 21, 2024
Interest Calculation Period:
The period from, and excluding the Interest Calculation Date of the prior Interest Calculation Period, to and including, the Interest Calculation Date of the current Interest Calculation Period, provided that the first Interest Calculation Period shall commence on and exclude the Trade Date and the last Interest Calculation Period shall end on and include the final Valuation Date.

Dividend Amount:
For each Basket Component, an amount in U.S. dollars equal to (a) $1,000 divided by the applicable Initial Price multiplied by (b) the applicable Basket Component Weighting multiplied by (c) 100% of the gross cash distributions (including ordinary and extraordinary dividends) per share of the Basket Component declared by the applicable Basket Component where the date that the applicable Basket Component has commenced trading ex-dividend on its primary U.S. securities exchange as to each relevant distribution occurs during the relevant Interest Calculation Period, determined as described in more detail in the section below, “Description of the Notes — Interest Payments.”

Calculation Agent:	RBC Capital Markets, LLC, our wholly-owned subsidiary (“RBCCM”)
U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Note as a pre-paid contingent income-bearing cash-settled derivative contract for U.S. federal income tax purposes. However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence. Please see the discussion in this pricing supplement under “Supplemental Discussion of U.S. Federal Income Tax Consequences” and the discussion in the product prospectus supplement under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which apply to the Notes.

Distribution:
The Notes are not intended for purchase by any investor that is not a United States person, as that term is defined for U.S. federal income tax purposes, and no dealer may make offers of the Notes to any such investor. Investors purchasing a Note will be required to certify their status as a United States person for U.S. federal income tax purposes by providing a duly completed and executed Internal Revenue Service Form W-9.

Secondary Market:
RBCCM (or one of its affiliates), though not obligated to do so, may maintain a secondary market in the Notes after the issue date. The amount that you may receive upon sale of your Notes prior to maturity may be less than the principal amount of your Notes.

Listing:	The Notes will not be listed on any securities exchange.
Clearance And Settlement:	DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Ownership and Book-Entry Issuance” in the prospectus).
Terms Incorporated in the Master Note:
All of the terms appearing above the item captioned “Secondary Market” on pages P-2 to P-3 of this pricing supplement and the terms appearing under the captions “Description of the Notes” below and “General Terms of the Notes” in the product prospectus supplement.

The Averaging Dates and the Valuation Dates for any Basket Component, as well as the maturity date, are subject to postponement if a market disruption event occurs with respect to an applicable Basket Component, as described in the product prospectus supplement.

P-4	RBC Capital Markets, LLC

Notes Linked a Basket of Closed-End Funds, due June 21, 2024
ADDITIONAL TERMS OF YOUR NOTES
You should read this pricing supplement together with the prospectus dated September 14, 2021, as supplemented by the prospectus supplement dated September 14, 2021 and the product prospectus supplement dated March 3, 2022, relating to our Senior Global Medium-Term Notes, Series I, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control. The Notes vary from the terms described in the product prospectus supplement in several important ways.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement and in the product prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
Prospectus dated September 14, 2021:
https://www.sec.gov/Archives/edgar/data/1000275/000121465921009470/rbc911212424b3.htm
Prospectus Supplement dated September 14, 2021:
https://www.sec.gov/Archives/edgar/data/1000275/000121465921009472/rbcsupp911210424b3.htm
Product Prospectus Supplement ERN-ETF-1 dated March 3, 2022:
https://www.sec.gov/Archives/edgar/data/1000275/000114036122007839/brhc10034774_424b5.htm

Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this pricing supplement, “we,” “us,” or “our” refers to Royal Bank of Canada.

P-5	RBC Capital Markets, LLC

Notes Linked a Basket of Closed-End Funds, due June 21, 2024
HYPOTHETICAL RETURNS
The following hypothetical examples are provided for illustration purposes only and are hypothetical; they do not purport to be representative of every possible scenario concerning increases or decreases in the value of the Basket and the related effect on the Redemption Amount. The following hypothetical examples illustrate the payment you would receive on the maturity date if you purchased $1,000 in principal amount of the Notes. Numbers appearing in the examples below have been rounded for ease of analysis. The examples below are based on the Participation Rate of 98.60%. This table does not reflect any interest that may be paid on the Notes.
Basket Level Percentage	Redemption Amount per $1,000 in Principal Amount	Percentage Gain (or Loss) per $1,000 in Principal Amount
140.00%	$1,380.40	38.04%
130.00%	$1,281.80	28.18%
120.00%	$1,183.20	18.32%
110.00%	$1,084.60	8.46%
101.42% (1)	$1,000.00	0.00%
100.00%(2)	$986.00	-1.40%
90.00%	$887.40	-11.26%
80.00%	$788.80	-21.12%
70.00%	$690.20	-30.98%
60.00%	$591.60	-40.84%
30.00%	$295.80	-70.42%
0.00%	$0.00	-100.00%
(1) For you to receive a Redemption Amount greater than the principal amount of the Notes, the Basket Level Percentage must be greater than approximately 101.42% due to the effect of the Participation Rate being only 98.60%.
(2) If the Basket Level Percentage is not at least approximately 101.42%, you will lose some or all of the principal amount of the Notes.
Please see the sections below, “Additional Risk Factors—General Risks Relating to the Terms of the Notes—You May Lose Some or All of the Principal Amount at Maturity” and “—The Notes Will Not Reflect the Full Performance of the Basket Components, Which May Negatively Impact Your Return on the Notes.”

P-6	RBC Capital Markets, LLC

Notes Linked a Basket of Closed-End Funds, due June 21, 2024
SELECTED RISK CONSIDERATIONS
An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in any of the Basket Components. These risks are explained in more detail in the section “Risk Factors” in the product prospectus supplement and the prospectus supplement. In addition to the risks described in the product prospectus supplement and the prospectus supplement, you should consider the following:
General Risks Relating to the Terms of the Notes
•
You May Lose Some or All of the Principal Amount at Maturity –– The Notes do not guarantee any return of principal. The amount payable on the Notes at maturity will depend on the performance of the Basket Components, and may be less, and possibly significantly less, than your initial investment. If the prices of some or all of the Basket Components decrease, the payment at maturity may be less than the principal amount. In addition, because the Participation Rate is only 98.60%, the Basket Level Percentage must exceed approximately 101.42% in order for you to receive a Redemption Amount that exceeds the principal amount. You may lose all or a substantial portion of the amount that you invested to purchase the Notes. You may incur a loss, even if the Basket Level Percentage is greater than 100% (but less than approximately 101.42%). Please also see “—The Notes Will Not Reflect the Full Performance of the Basket Components, Which May Negatively Impact Your Return on the Notes.”

•
The Notes May Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity –– There may be no periodic interest payments on the Notes, and any such payments may be less than there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. The amount of each interest payment, if any, will depend upon the Dividend Amount of each Basket Component during the Interest Calculation Period preceding each interest payment date, as adjusted by the Participation Rate. The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Your return may be less than the return you would earn if you purchased one of our conventional senior interest bearing debt securities.

•
The Notes Will Not Reflect the Full Performance of the Basket Components, Which May Negatively Impact Your Return on the Notes –– Because the calculation of the Redemption Amount includes a Participation Rate of less than 100%, the return, if any, on the Notes will not reflect the full performance of the Basket Components. Therefore, the yield to maturity based on the methodology for calculating the Redemption Amount will be less than the yield that would be produced if the Basket Components were purchased and held for a similar period. The Basket Level Percentage must be at least approximately 101.42% for the Redemption Amount to exceed the principal amount. In addition, because the Participation Rate is less than 100%, the interest payments you receive on the Notes will be less than the applicable Dividend Amounts.

•
Any Increase in the Price of One or More Basket Components May Be Offset by Decreases in the Price of One or More Other Basket Components –– The price of one or more of the Basket Components may increase while the price of one or more of the other Basket Components decreases.  Therefore, in determining the value of the Basket at any time, including on the Valuation Dates, increases in the price of one Basket Component may be moderated, or wholly offset, by decreases in the price of one or more other Basket Components.

•
Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes –– The Notes are our unsecured debt securities. As a result, your receipt of any amounts due on the Notes is dependent upon our ability to repay our obligations on the applicable payment date. This will be the case even if the value of the Basket increases after the Trade Date. No assurance can be given as to what our financial condition will be at maturity of the Notes.

•
Owning the Notes Is Not the Same as Owning the Basket Components –– The return on your Notes is unlikely to reflect the return you would realize if you actually owned the Basket Components. For example, although certain dividends on the Basket Components will be reflected in the interest payments on the Notes, they will be subject to and reduced by the Participation Rate; accordingly, an investment in the Notes may return less than an actual investment in the Basket Components. As an owner of the Notes, you will not have voting rights or any other rights

P-7	RBC Capital Markets, LLC

Notes Linked a Basket of Closed-End Funds, due June 21, 2024
that holders of the Basket Components may have. Furthermore, one or more of the Basket Components may appreciate during the term of the Notes, and, due to the Participation Rate, you will not fully participate in such appreciation.
•
The Initial Price for Each Basket Component Will Not Be Known Until After the Trade Date of the Notes — The Initial Price of the Basket Components will be determined over three Averaging Dates.  The first Averaging Date is the Trade Date.  As a result, the Initial Price of one or more Basket Components may be substantially higher or lower than its market price on the date that you made your investment decision to purchase the Notes.

•
The Initial Price and Final Price for each Basket Component Will Be Based on the Average Intra-day Prices for that Basket Component on Each Averaging Date and Valuation Date, Which May Adversely Affect the Return on the Notes.  The Initial Price and the Final Price of each Basket Component, which is used to determine the related Basket Component Performance and therefore the Basket Level Percentage, will be based on the Average Intra-day Prices of that Basket Component on each Averaging Date or Valuation Date (as applicable).  The Average Intra-day Price for a Basket Component on any Averaging Date or Valuation Date is the volume weighted average of the prices at which we, or one or more of our affiliates, execute transactions with respect to such Basket Component on each Averaging Date or Valuation Date in connection with the hedging of our obligations under the Notes, as described in the "Summary" section above.

As a result, the hedging activities relating to each Basket Component by us or any of our affiliates may affect the Calculation Agent’s determination of the Initial Price and/or the Final Price for each Basket Component; therefore, these hedging activities may adversely affect the payment at maturity, if any.
•
The Payments on the Notes Are Subject to Postponement Due to Market Disruption Events and Adjustments –– The payments on the Notes are subject to adjustment as described in this document. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Description of the Notes—Market Disruption Events” below.

•
Significant Aspects of the Tax Treatment of the Notes Are Uncertain and Certain Aspects May Make the Notes Less Suitable for Certain Non-U.S. Investors –– The tax treatment of the Notes is uncertain.  We do not plan to request a ruling from the Internal Revenue Service or from any Canadian authorities regarding the tax treatment of the Notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this pricing supplement. Although the U.S. federal income tax treatment of the interest payments is uncertain, we intend to take the position that such interest payments constitute taxable ordinary income to a United States holder at the time received or accrued in accordance with the holder’s regular method of accounting.

The Internal Revenue Service has issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the Notes based on the amount that may be paid at maturity, and whether all or part of the gain a holder may recognize upon sale or maturity of an instrument such as the Notes could be treated as ordinary income (in addition to the interest payments) on a current basis. The outcome of this process is uncertain and could apply on a retroactive basis.
Moreover, the Notes are not intended for purchase by any investor that is not a United States person, as that term is defined for U.S. federal income tax purposes, and no dealer may make offers of the Notes to any such investor.  Investors purchasing a Note will be required to certify their status as a United States person for U.S. federal income tax purposes by providing a duly completed and executed Internal Revenue Service Form W-9.  If investors that are not “United States persons” for U.S. federal income tax purposes acquire any Notes, such investors may incur U.S. tax obligations as a result of owning such Notes.
Please read carefully the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in this pricing supplement, the section entitled “Tax Consequences—United States Taxation” in the accompanying prospectus and the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement.  You should consult your tax advisor about your own tax situation.

P-8	RBC Capital Markets, LLC

Notes Linked a Basket of Closed-End Funds, due June 21, 2024
Risks Relating to the Secondary Market for the Notes
•
There May Not Be an Active Trading Market for the Notes—Sales in the Secondary Market May Result in Significant Losses –– There may be little or no secondary market for the Notes. The Notes will not be listed on any securities exchange. RBCCM and our other affiliates may make a market for the Notes; however, they are not required to do so. RBCCM or any other affiliate of ours may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial.

•	The Market Value of the Notes May Be Influenced by Many Unpredictable Factors –– The following factors, many of which are beyond our control, may influence the market value of the Notes:
•	the market prices of the Basket Components;
•	the dividend yields of the Basket Components;
•	economic, financial, political, military, regulatory, legal and other events that affect the securities markets generally, and which may affect the values of the Basket Components; and
•	interest rates in the market.
These factors may influence the market value of your Notes if you sell your Notes before maturity.  Our creditworthiness, as represented by our credit ratings or as otherwise perceived in the market will also affect the market value of your Notes.  If you sell your Notes prior to maturity, you may receive less than your initial investment.
Risks Relating to the Initial Estimated Value of the Notes
•
The Initial Estimated Value of the Notes Is Less than the Price to the Public –– The initial estimated value that is set forth on the cover page of this pricing supplement does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the prices of the Basket Components, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the licensing fee and the estimated costs relating to our hedging of the Notes. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the licensing fee or the hedging costs relating to the Notes. In addition to bid-ask spreads, the value of the Notes determined by RBCCM for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the Notes and determine the initial estimated value. As a result, the secondary price will be less than if the internal funding rate was used. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•
The Initial Estimated Value of the Notes that Is Set Forth on the Cover Page of This Pricing Supplement Is an Estimate Only, Calculated as of the Time the Terms of the Notes Were Set — The initial estimated value of the Notes is based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes. See "Structuring the Notes" below. Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the

P-9	RBC Capital Markets, LLC

Notes Linked a Basket of Closed-End Funds, due June 21, 2024
Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Notes.
Additional Risks Relating to the Basket Components
•
The Inclusion of the Basket Components in the Basket Does Not Guarantee a Positive Return on the Notes ––The performance of the Basket Components may be less than the performance of the securities markets generally, and less than the performance of the economic sectors represented by the Basket Components, or other securities in which you may choose to invest.  Although Raymond James may have expressed a positive view as to the Basket Components prior to the Trade Date, its views may have changed significantly prior to the Trade Date or may change significantly during the term of the Notes.  In addition, any positive views of Raymond James’ research division is separate and apart from the offering of these Notes, and does not constitute investment advice.  Our offering of the Notes does not constitute our recommendation or the recommendation of ours, Raymond James, or our respective affiliates to invest in the Notes or in the Basket Components.

•
Your Investment in the Notes Is Subject to Risks Associated With the Basket Components. The payments on the Notes, if any, are linked to the performance of the Basket Components. Accordingly, certain risk factors applicable to investors who invest directly in the Basket Components are also applicable to an investment in the Notes, to the extent that such risk factors could adversely affect the performance of the Notes. Examples of such risk factors include, without limitation, portfolio management risk, debt securities risk, senior loan risk, high-yield / junk bond risk, liquidity risk, credit risk, interest rate risk, foreign securities risk, currency risk, government securities risk and derivatives risk. As a result of these and other risks, the Basket Components may not achieve their investment objectives. A description of these and other risks applicable each Basket Component can be found in the offering documents published by each Basket Component manager and may be obtained from the website for each Basket Component, and are also summarized below.

Investors should recognize that it is impossible to know whether the value of the assets held by the Basket Components will rise or fall and whether the investment decisions of the Basket Component managers will prove to be successful. Trading prices of such assets will be affected by many factors that interrelate in complex ways, including economic, financial, political, military, regulatory, legal and other events.
•
You Will Not Have Any Shareholder Rights and Will Have No Right to Receive Any Basket Components at Maturity –– Investing in the Notes will not make you a holder of any of the Basket Components or any of the assets in which they invest.  Neither you nor any other holder or owner of the Notes will have any voting rights, any right to receive dividends or other distributions (except to the extent that the Dividend Amounts, as adjusted by the Participation Rate, are reflected in the interest payments on the Notes) or any other rights with respect to any of these securities.

•
Changes That Affect a Basket Component May Affect the Market Value of the Notes and the Amount You Will Receive at Maturity –– Changes affecting a Basket Component, such as reorganizations or mergers, will be reflected in the price of that Basket Component and therefore could affect the amount payable on your Notes at maturity and the market value of the Notes prior to maturity.  If these events occur, the Calculation Agent may, for example, adjust the applicable Initial Price.  See “Description of the Notes—Anti-Dilution Adjustments.”

•
No Basket Component Will Have any Role or Responsibilities with Respect to the Notes –– None of the Basket Components or their respective investment advisors or sponsors will have authorized or approved the Notes, or will be involved in this offering.  No such company will have any financial or legal obligation with respect to the Notes or the amounts to be paid to you, including any obligation to take our needs or your needs into consideration for any reason, including taking any corporate or other actions that might affect the value of the Basket Components or the Notes.  No such company will receive any of the proceeds from any offering of the Notes.  No Basket Component or any other company will be responsible for, or participate in, the determination or calculation of the Redemption Amount.

•	Neither We Nor Raymond James Control Any Basket Component and Neither We Nor Raymond James Are Responsible for Any Disclosure Made by Any Other Company –– Neither we nor Raymond James nor any of our

P-10	RBC Capital Markets, LLC

Notes Linked a Basket of Closed-End Funds, due June 21, 2024
respective affiliates have the ability to control the actions of any Basket Component, nor do we assume any responsibility for the adequacy or accuracy of any publicly available information about any of these companies, unless (and only to the extent that) our securities or the securities of our affiliates are represented by that Basket Component.  Neither we nor Raymond James are responsible for any other issuer’s public disclosure of information on itself or any Basket Component, whether contained in SEC filings or otherwise.  Neither we nor Raymond James will perform any due diligence procedures with respect to the Basket Components.  You should make your own investigation into the Basket Components.
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The Historical Performance of the Basket Components Should Not Be Taken as an Indication of Their Future Performance –– The Final Prices of the Basket Components will be used to determine the Redemption Amount.  The historical performance of the Basket Components does not necessarily give an indication of their future performance.  As a result, it is impossible to predict whether the prices of the Basket Components will rise or fall during the term of the Notes.  The prices of the Basket Components will be influenced by complex and interrelated political, economic, financial and other factors.

Holders of the Basket Components are only entitled to receive those dividends as that Basket Component may declare out of funds legally available.  Although dividends and distributions on one or more of the Basket Components may have historically been declared, they are not required to do so and may reduce or eliminate those dividends in the future.  The Dividend Amount of one or more of the Basket Components during the term of the Notes may be zero or minimal, resulting in interest payments on the Notes for one or more quarterly interest periods that is less than other interest-bearing instruments in which you could invest.
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Some of the Basket Components Have a Limited Trading History — BIGZ commenced trading in March 2021, and BSTZ commenced trading in June 2019. As a result, these Basket Components have limited historical trading information that you can refer to in order to evaluate their performance.  Accordingly, an investment in the Notes may be more risky than an investment linked only to securities that have a longer period of historical trading information.

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You Will Have Limited Anti-Dilution Protection with Respect to the Basket Components –– The Calculation Agent will adjust the Initial Price of a Basket Component for stock splits, reverse stock splits, stock dividends and other events that affect the applicable issuer’s capital structure, but only in the situations we describe in “Description of the Notes—Anti-Dilution Adjustments” below, and in the product prospectus supplement.  The Calculation Agent will not be required to make an adjustment for every corporate event that may affect a Basket Component.  For example, the Calculation Agent will not make any adjustments for events such as an offering by a Basket Component of equity securities or a tender or exchange offer for less than all outstanding shares of that issuer by a third party.  Those events or other actions by the applicable issuer or a third party may nevertheless adversely affect the price of the Basket Component, and adversely affect the value of the Notes.

Additional Risks Relating to Closed-End Funds
Investments linked to closed-end funds involve certain risks. Because the Notes are linked to the performance of a basket of closed-end funds, you should carefully consider the following risks associated with investments in closed-end funds generally as well as the strategic risks and sector risks associated with investing in funds with specialized investment strategies, as described below:
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The Basket Components May Trade at Fluctuating Discounts from (or Premiums to) their Net Asset Values, Which May Adversely Affect Your Return on the Notes –– Shares of closed-end funds often trade in the open market at discounts from their net asset value (“NAV”). The levels of these discounts may fluctuate significantly over time in response to supply and demand, which are influenced by various factors.  These discounts may continue, or become more significant, during the term of the Notes. This risk is separate and distinct from the risk that a Basket Component’s NAV could decrease as a result of its investment activities. In addition, one or more Basket Components may trade a premium to their respective NAVs. The value of the Basket Components, and thus the return on the Notes, will be adversely affected if the Basket Components experience decreases in premiums or increases in discounts, which is a separate risk from the risk of a decline in the value of the Notes due to decreases in the NAVs of the Basket Components.

P-11	RBC Capital Markets, LLC

Notes Linked a Basket of Closed-End Funds, due June 21, 2024
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The Basket Components Are Subject to Market Risk –– The prices of shares of closed-end funds are sensitive to general movements in the applicable securities market. A decrease in the stock market may depress the prices of shares of closed-end funds. Share prices, like other investments, may move up or down, sometimes rapidly and unpredictably. In addition, market prices of the shares of closed-end funds may be affected by investors’ perceptions regarding closed-end funds generally or their underlying investments. Events that have an adverse effect on the applicable securities markets as a whole could have a similarly adverse effect on the value of the Basket Components and the Notes, and these adverse effects may not be predictable.

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The Basket Components Are Subject to Management and Issuer Risk –– The success of the strategy of any closed-end fund is subject to the ability of the fund manager to achieve the fund’s investment objective. The Basket Components may be managed by individuals who are not able to achieve their specific investment objectives, and even previously successful fund managers may be unable, due to general financial, economic and political conditions or due to other factors beyond their control, to achieve their respective investment objectives. Past success in meeting investment objectives does not necessarily indicate that the fund manager will be able to continue to do so. If the fund manager of one or more of the Basket Components is unable to achieve the relevant fund’s investment objective, the NAV of the fund, and therefore the share price, may decrease, and the value of the Notes may be adversely affected.

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Shares of Closed-End Funds Do Not Assure Dividend Payments –– Closed-end funds do not guarantee the payment of dividends. Dividends are paid only when declared by the boards of directors of closed-end funds, and the level of dividends may vary over time. If a Basket Component reduces or eliminates the level of its regular dividends, this may cause the market price of its shares, and therefore the value of the Notes, to fall.

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Certain Basket Components May Be Classified as “Non-Diversified.” –– Certain closed-end funds, including some Basket Components, may be classified during the term of the Notes as “non-diversified” under the Investment Company Act of 1940, as amended (the “Investment Company Act”). A non-diversified fund has the ability to invest more of its assets in securities of a single issuer than if it were classified as a “diversified” fund, which may increase its volatility. If a closed-end fund’s investment in one or more particular issuers represents a relatively significant percentage of the closed-end fund’s portfolio, the value of the portfolio will be more impacted by a loss on that investment than if the portfolio were more diversified. If the investments of the Basket Components are concentrated in a particular issuer or set of issuers that experiences a loss, the value of the Notes could be affected.

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The Value of a Closed-End Fund May Not Accurately Track the Value of the Securities in Which That Closed‑End Fund Invests –– Although the trading characteristics and valuations of a closed-end fund will usually mirror the characteristics and valuations of the securities in which such closed-end fund invests, its value may not accurately track the value of such securities. The value of a closed-end fund will also reflect transaction costs and fees (including, without limitation, investment advisory fees, audit fees and the fees of an independent board of directors) in addition to any such fees incurred in connection with individual portfolio investments or that are not associated with such individual portfolio investments. Accordingly, the performance of a Basket Component may not be equal to the performance of its individual investments during the term of the Notes.

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The Organizational Documents of the Basket Components May Contain Anti-Takeover Provisions –– The organizational documents of certain of the Basket Components may include provisions that could limit the ability of other entities or persons to acquire control of such fund or to change the composition of its board. These provisions could limit the ability of shareholders to sell their shares at a premium to prevailing market prices by discouraging a third party from seeking to obtain control of the relevant closed-end fund.

There Are Strategic Risks Associated with Closed-End Funds
Closed-end funds employ various strategies to achieve their investment objectives. The following outlines the key risks of strategies that may be pursued by one or more of the Basket Components. Please note that these risks do not reflect all of the risks that these Basket Components may face at any point in time.
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There Are Risks Associated With Corporate Loans –– Some of the Basket Components may invest in corporate loans, and therefore the Notes are subject to risks associated with corporate loans. Corporate loans in which the Basket Components may invest may not be rated by a nationally recognized statistical rating organization (“NRSRO”) at the time of investment, generally will not be registered with the SEC and generally will not be listed on a securities

P-12	RBC Capital Markets, LLC

Notes Linked a Basket of Closed-End Funds, due June 21, 2024
exchange. The amount of public information available with respect to these corporate loans generally will be less extensive than that available for more widely rated, registered and exchange-listed securities. In addition, because the interest rates of corporate loans reset frequently, if market interest rates fall, the loans’ interest rates will be reset to lower levels, potentially reducing the income earned by a Basket Component. No active trading market currently exists for many corporate loans in which a Basket Component may invest and, thus, they are relatively illiquid. As a result, corporate loans generally are more difficult to value than more liquid securities for which a trading market exists.
Basket Components may also purchase a participation interest in a corporate loan and by doing so acquire some or all of the interest of a bank or other lending institution in a loan to a corporate borrower. A participation interest typically will result in such Basket Component having a contractual relationship only with the lender, not the borrower. In this instance, the closed-end fund will have the right to receive payments of principal, interest and any fees to which it is entitled only from the lender selling the participation and only upon receipt by the lender of the payments from the borrower. If the Basket Component only acquires a participation in the loan made by a third party, the closed-end fund may not be able to control the exercise of any remedies that the lender would have under the terms of the corporate loan. Such third-party participation arrangements are designed to give corporate loan investors preferential treatment over high-yield investors in the event of a deterioration in the credit quality of the applicable issuer. Even when these arrangements exist, however, there can be no assurance that the principal and interest owed on a corporate loan will be repaid in full.
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There Are Risks Associated With Investing In Small-Cap And Mid-Cap Companies –– One or more Basket Components may hold significant holdings in small-capitalization (or micro-cap) or mid-capitalization companies, which would present particular investment risks. These companies may have limited product lines and markets, as well as shorter operating histories, less experienced management and more limited financial resources than larger companies, and may be more vulnerable to adverse general market or economic developments. Stocks of these companies may be less liquid than those of larger companies, and may experience greater price fluctuations than larger companies. In addition, small-cap or mid-cap company securities may not be widely followed by investors, which may result in reduced demand.

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There Are Risks Associated With Leverage Strategies –– Subject to limitations set forth in the Investment Company Act, the Basket Components may employ leverage. Leverage magnifies both the potential for gain and the risk of loss. Leverage may result from ordinary borrowings or may be inherent in the structure of certain investments made by a Basket Component, such as derivatives. If the prices of such investments decrease, or if the cost of borrowing exceeds any increase in such prices, the NAV of the relevant Basket Component will decrease faster than if it had not used leverage. To repay borrowings, a Basket Component may have to sell investments at a time and at a price that is unfavorable. An investment in securities of closed-end funds that use leverage may expose that Basket Component, and therefore expose the Notes, to higher volatility in the market value of such securities and the possibility that the Notes’ long-term returns on such securities will be diminished.

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There Are Risks Associated With Derivatives –– Certain Basket Components may invest in, or enter into, derivative transactions, such as forward contracts, options, futures contracts, options on futures contracts and swap agreements. A derivative instrument often has risks similar to its underlying instrument and may have additional risks, including imperfect correlation between the value of the derivative and the underlying instrument, risks of default by the counterparty to certain derivative transactions, magnification of losses incurred due to changes in the market value of the securities, instruments, indices or interest rates to which the derivative relates, and risks that the derivative instruments may not be liquid.

Derivatives can be volatile, and may entail investment exposures that are greater than their cost would suggest, meaning that a small investment in derivatives could have a large potential impact on a Basket Component’s performance. Changes in liquidity may result in significant, rapid and unpredictable changes in the prices for derivatives. Successful use of derivatives is subject to the ability of the closed-end fund’s manager to predict correctly movements in the direction of the relevant market and, to the extent the transaction is entered into for hedging purposes, to ascertain the appropriate correlation between the transaction being hedged and the price movements of the derivatives.

P-13	RBC Capital Markets, LLC

Notes Linked a Basket of Closed-End Funds, due June 21, 2024
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There Are Risks Associated With Investing in Fixed Income Securities –– The Basket Components may invest in fixed income securities. Investing in the Notes, which are linked to Basket Components that may invest in fixed income securities, differs significantly from investing directly in the bonds themselves and holding them until maturity since the values of the Basket Components fluctuate, at times significantly, during each trading day based upon the current market prices of the underlying bonds. The market prices of these bonds are volatile and significantly influenced by a number of factors, particularly the yields on these bonds as compared to current market interest rates and the actual or perceived credit quality of the issuer of these bonds.

In general, fixed income securities are significantly affected by changes in current market interest rates. As interest rates rise, the price of fixed income securities, including those underlying the Basket Components, is likely to decrease. Securities with longer durations tend to be more sensitive to interest rate changes, usually making them more volatile than securities with shorter durations. To the extent that the Basket Components invest in fixed income securities with a longer term remaining to maturity, the risk of price volatility in the underlying securities and, consequently, the volatility in the value of the Basket Components, will be increased. As a result, rising interest rates may cause the value of the bonds underlying the Basket Components and the Basket Components to decline, and therefore may adversely affect the value of the Notes.
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There Are Risks Associated With Investing in High-Yield Securities –– The Basket Components may invest in high-yield securities. Securities of below investment-grade quality are regarded as having predominately speculative characteristics with respect to capacity to pay interest and repay principal, and are commonly referred to as junk bonds. Issuers of high-yield securities may be highly leveraged and may not have available to them more traditional methods of financing. The prices of these lower-grade securities are typically more sensitive to negative developments, such as a decline in the issuer’s revenues or a general economic downturn, than are the prices of higher-grade securities. The secondary market for high-yield securities may not be as liquid as the secondary market for more highly-rated securities, a factor which may have an adverse effect on a Basket Component’s ability to dispose of a particular security. There are fewer dealers in the market for high-yield securities than for investment-grade obligations. The prices quoted by different dealers may vary significantly and the spread between the bid and ask price is generally much larger than for higher quality instruments. Under adverse market or economic conditions, the secondary market for high-yield securities could contract further, independent of any specific adverse changes in the condition of a particular issuer, and these instruments may become illiquid. As a result, a Basket Component could find it more difficult to sell these securities or may be able to sell the securities only at prices lower than the prices used in calculating a closed-end fund’s NAV.

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Some Basket Components Are Subject to Interest Rate Risk –– There is a risk that debt securities, including debt securities held as collateral, in a Basket Component’s portfolio will decline in value because of increases in market interest rates. When market interest rates rise, the market value of such debt securities, generally, will fall. If a Basket Component invests in debt securities, then there is a risk that the NAV and market price of its units will decline if market interest rates rise.

During periods of declining interest rates, the issuer of a security may exercise its option to prepay principal earlier than scheduled, forcing a Basket Component to reinvest in lower-yielding securities. This is known as call or prepayment risk. Preferred and debt securities frequently have call features that allow the issuer to repurchase the security prior to its stated maturity. An issuer may redeem an obligation if the issuer can refinance the debt at a lower cost due to declining interest rates or an improvement in the credit standing of the issuer. During periods of rising interest rates, the average life of certain types of securities may be extended because of slower than expected principal payments. This may lock in a below-market interest rate, increase the security’s duration and reduce the value of the security. Any of these events may adversely affect the value of any given Basket Component, and the value of your Notes.
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The Basket Components Are Subject to Credit Risk –– A Basket Component may be adversely affected if the issuer of a debt obligation, or the counterparty to a derivatives contract, repurchase agreement, loan of portfolio securities or other obligation held in its portfolio, is, or is perceived to be, unable or unwilling to make timely principal and/or interest payments, or to otherwise honor its obligations. The downgrade of a portfolio security may also

P-14	RBC Capital Markets, LLC

Notes Linked a Basket of Closed-End Funds, due June 21, 2024
decrease such fund’s value. Such events may adversely affect the value of any given Basket Component, and the value of your Notes.
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The Basket Components Are Subject to Inflation Risk –– Inflation risk is the risk that the value of assets or income from investments will be worth less in the future as inflation decreases the value of money. As inflation increases, the real value of the Basket Components and distributions, if any, made by the Basket Components can decline, which may adversely affect the value of your Notes.

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Some Basket Components Are Subject to Currency Exchange Rate Risk –– The Notes are linked to Basket Components that may invest in securities that are traded and quoted in foreign currencies on non-U.S. markets. Therefore, holders of the Notes will be exposed to currency exchange rate risk with respect to the currencies in which such securities trade. An investor’s net exposure will depend on the extent to which the relevant non-U.S. securities strengthen or weaken against the U.S. dollar and the relative weight of each non-U.S. security in the portfolios of the applicable Basket Components. If, taking into account such weighting, the U.S. dollar strengthens against the relevant non-U.S. currencies, the value of the securities in which such Basket Components invest will be adversely affected and the value of the Notes may decrease.

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There Are Risks Associated With Foreign Securities Markets –– Some of the Basket Components may invest in securities issued by foreign issuers. An investment in securities linked directly or indirectly to the value of securities issued by non-U.S. issuers involves particular risks. There is generally less publicly available information about non-U.S. issuers than about U.S. issuers that are subject to the reporting requirements of the SEC, and non-U.S. issuers are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting issuers. Securities prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

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There Are Risks Associated With Preferred Stock –– Some of the Basket Components may invest in preferred stock. Generally, preferred stockholders have no voting rights with respect to the issuing company unless certain events occur. In addition, preferred stock is subordinated to bonds and other debt instruments in a company’s capital structure and therefore will be subject to greater credit risk than those debt instruments. In addition, because some preferred stock may pay dividends at a fixed rate, the market price can be sensitive to changes in interest rates in a manner similar to bonds—that is, as interest rates rise, the value of the preferred stock is likely to decline. To the extent that any Basket Component invests its assets in fixed rate preferred stock, rising interest rates may cause the value of such Basket Component’s investments, and therefore, the value of the Notes, to decline significantly.

Risks Relating to Conflicts of Interest
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You Must Rely on Your Own Evaluation of the Merits of an Investment Linked to the Basket Components –– In the ordinary course of their business, RBCCM, Raymond James and our respective affiliates may have expressed views on expected movements in any Basket Component, and may do so in the future.  These views or reports may be communicated to our clients, Raymond James’ clients, and clients of our respective affiliates.  However, these views are subject to change from time to time.  Moreover, other professionals who transact business in markets relating to any Basket Component may at any time have significantly different views from those of our respective affiliates.  For these reasons, you are encouraged to derive information concerning the Basket Components from multiple sources, and you should not rely solely on views expressed by us, Raymond James or our respective affiliates.

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Our Trading and Other Transactions Relating to the Basket Components, Futures, Options or Other Derivative Products May Adversely Affect the Market Value of the Notes –– As described under “Use of Proceeds and Hedging” in the product prospectus supplement, we or our affiliates may hedge our obligations under the Notes by purchasing or selling the Basket Components, futures or options relating to the Basket Components, or other derivative instruments with returns linked or related to changes in the performance of the Basket Components.

P-15	RBC Capital Markets, LLC

Notes Linked a Basket of Closed-End Funds, due June 21, 2024
We may adjust these hedges by, among other things, purchasing or selling those assets at any time.  Although they are not expected to do so, any of these hedging activities may adversely affect the prices of the Basket Components, and therefore, the market value of the Notes, and the amount payable at maturity.  It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities, even though the market value of the Notes decreases.
We, Raymond James, or one or more of our respective affiliates may also engage in trading relating to the Basket Components on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for our customers, including block trades.  Any of these activities could adversely affect the prices of the Basket Components and, therefore, the market value of the Notes.  We, Raymond James, or one or more of our respective affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Basket Components.  By introducing competing products into the marketplace in this manner, we, Raymond James or one or more of our respective affiliates could adversely affect the market value of the Notes.
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Our Business Activities and the Business Activities of Our Affiliates May Create Conflicts of Interest –– As noted above, we, Raymond James, or one or more of our respective affiliates expect to engage in trading activities related to the Basket Components or the assets in which they invest that are not for the account of holders of the Notes or on their behalf.  These trading activities may present a conflict between the holders’ interests in the Notes and the interests we, Raymond James and our respective affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management.  These trading activities, if they influence the prices of the Basket Components, could be adverse to the interests of the holders of the Notes.  We, Raymond James, or one or more of our respective affiliates may, at present or in the future, engage in business with the Basket Components or the issuers of the assets in which they invest, including making loans to or providing advisory services to those companies or their investment advisors or sponsors.  These services could include investment banking and merger and acquisition advisory services.  In providing these services, we or Raymond James may obtain confidential information that is relevant to the Basket Components, and we will be under no obligation to share this information with you.  These activities may present a conflict between our, Raymond James or one or more of our affiliates’ obligations and your interests as a holder of the Notes.  Moreover, we, Raymond James and our respective affiliates have published, and in the future expect to publish, research reports and other materials with respect to some or all of the Basket Components.  Our views are modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes.  Even if one of our affiliates or Raymond James expresses a negative opinion about one or more of the Basket Components, or if market conditions change, the composition of the Basket will not change during the term of the Notes (except under the limited circumstances described in the product prospectus supplement).  Any of these activities by us, Raymond James or one or more of our respective affiliates may affect the prices of the Basket Components and, therefore, the market value of the Notes.

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As Calculation Agent, RBCCM Will Have the Authority to Make Determinations That Could Affect the Value of the Notes and the Payment at Maturity –– As Calculation Agent for your Notes, RBCCM will have discretion in making various determinations that affect your Notes, including determining the Initial Prices, the Final Prices, the Basket Level Percentage, the Redemption Amount, the amounts of any interest payments on the Notes, and whether any market disruption event has occurred.  The Calculation Agent also has discretion in making certain adjustments relating to mergers and certain other corporate transactions that a Basket Component may undertake.  The exercise of this discretion by RBCCM could adversely affect the value of your Notes and may present RBCCM, which is our wholly-owned subsidiary, with a conflict of interest.

P-16	RBC Capital Markets, LLC

Notes Linked a Basket of Closed-End Funds, due June 21, 2024
DESCRIPTION OF THE NOTES
Composition of the Basket
Each Basket Component was assigned the weighting (each, a “Basket Component Weighting”) specified in the “Summary” section above.
Payment at Maturity
The amount that you will receive at maturity for each $1,000 in principal amount of the Notes (the “Redemption Amount”) will depend upon the performance of the Basket.  The Redemption Amount will equal:
($1,000 × the Basket Level Percentage x the Participation Rate)
Basket Level Percentage. The Basket Level Percentage will equal the sum of the Weighted Basket Component Performances.
Weighted Basket Component Performance. For each Basket Component, the product of (a) its Basket Component Performance and (b) its Basket Component Weighting.
Basket Component Performance. The Basket Component Performance will measure the change in value of each Basket Component over the term of the Notes. For each Basket Component, the Basket Component Performance will equal (a) the applicable Final Price divided by (b) the applicable Initial Price, expressed as a percentage.
Initial Price. For each Basket Component, the Initial Price will be determined as set forth in the "Summary" section above.
Final Price. For each Basket Component, the Final Price will be determined as set forth in the "Summary" section above.
Interest Payments
We may make periodic interest payments on the Notes.  The amount of each interest payment, if any, will depend upon the amount of dividends on each Basket Component calculated during the Interest Calculation Period preceding each interest payment date, and will equal, for each $1,000 in principal amount, (a) the sum of the Dividend Amounts for each of the Basket Components multiplied by (b) the Participation Rate.
The first Interest Calculation Period will commence on and exclude the Trade Date and end on and include the first Interest Calculation Date. Each subsequent Interest Calculation Period will begin on the trading day following an Interest Calculation Date and end on the next Interest Calculation Date.  The final Interest Calculation Date will occur on the final Valuation Date.
Interest will be paid on the Interest Payment Dates set forth above. Interest will be payable to holders of record on the business day before each Interest Payment Date. However, the final interest payment will be paid to the holders entitled to the payment at maturity. If an interest payment date falls on a day other than a business day, interest will be paid on the next succeeding business day, and no additional interest will accrue as a result of that postponement.
Dividend Amount.  For each Basket Component, an amount in U.S. dollars equal to (a) $1,000 divided by the applicable Initial Price multiplied by (b) the applicable Basket Component Weighting multiplied by (c) 100% of the gross cash distributions (including ordinary and extraordinary dividends and extraordinary dividends where a holder of the Basket Component has the option to receive additional shares or cash in lieu thereof) per share of Basket Component declared by the applicable Basket Component where the date that the applicable Basket Component has commenced trading ex-dividend on its primary U.S. securities exchange as to each relevant distribution occurs from (and including) the second

P-17	RBC Capital Markets, LLC

Notes Linked a Basket of Closed-End Funds, due June 21, 2024
Averaging Date to (and including) the final Valuation Date, as determined by the Calculation Agent, and subject to the following limitations:
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with respect to any distribution where the date that the applicable Basket Component commences trading ex-dividend on the second Averaging Date, only 1/3 of the applicable distribution shall be included;

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with respect to any distribution where the date that the applicable Basket Component commences trading ex-dividend on the third Averaging Date, only 2/3 of the applicable distribution shall be included;

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with respect to any distribution where the date that the applicable Basket Component commences trading ex-dividend on the second Valuation Date, only 2/3 of the applicable distribution shall be included; and

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with respect to any distribution where the date that the applicable Basket Component commences trading ex-dividend on the third Valuation Date, only 1/3 of the applicable distribution shall be included.

If any Dividend Amount announced and/or declared by the relevant Basket Component is not paid as so announced or declared, or is paid in a smaller amount, the Calculation Agent shall make such adjustments to the interest payments as shall be necessary to reflect the actual amount received by holders of the Basket Components.
Trading Day. When we refer to a trading day with respect to any Basket Component, we mean a day on which the principal trading market for that Basket Component is open for trading, as determined by the Calculation Agent.
Valuation Dates
The scheduled Valuation Dates are set forth above.  If a Valuation Date is not a trading day as to any Basket Component, that Valuation Date will be postponed as to that Basket Component to the next trading day.  If the Calculation Agent determines that a market disruption event occurs or is continuing on a Valuation Date, the Final Price of the applicable Basket Component or Basket Components will be determined according to the calculation in “— Market Disruption Events” below.
Maturity Date
The maturity date will be June 21, 2024, unless that date is not a business day, in which case the maturity date will be the next following business day.  The maturity date will be postponed by the same number of business days as the final Valuation Date may be postponed, as provided in the prior paragraph. However, no interest will be payable as a result of that postponement.
Market Disruption Events
If a market disruption event occurs or is continuing on an Averaging Date or a Valuation Date as to any Basket Component, its Average Intra-day Price for the applicable day will equal its Average Intra-day Price on the first trading day following the applicable Averaging Date or Valuation Date on which the Calculation Agent determines that a market disruption event is not continuing.  If a market disruption event as to that Basket Component occurs or is continuing on each trading day to and including the tenth trading day following the applicable Averaging Date(s) or Valuation Date(s), its Average Intra-day Price will be determined (or, if not determinable, estimated by the Calculation Agent in a manner which is considered commercially reasonable under the circumstances) by the Calculation Agent on that tenth trading day, regardless of the occurrence or continuation of a market disruption event on that day.  In such an event, the Calculation Agent will make a good faith estimate in its sole discretion of the Initial Price or the Final Price, as applicable, that would have prevailed in the absence of the market disruption event.  If the final Valuation Date is postponed as a result of a market disruption event, the maturity date of the Notes will be postponed by the same number of business days.

P-18	RBC Capital Markets, LLC

Notes Linked a Basket of Closed-End Funds, due June 21, 2024
Anti-Dilution Adjustments
For any Basket Component, the Calculation Agent will adjust the Initial Price if certain events occur with respect to that Basket Component, as described in the product prospectus supplement.  However, no adjustments will be made as a result of an “extraordinary dividend,” as such dividends will be reflected in the applicable “Dividend Amount,” as described above.
Default Amount on Acceleration
If an event of default with respect to the Notes shall have occurred and be continuing, the amount declared due and payable on the Notes upon any acceleration of the Notes will be determined by the Calculation Agent and will be an amount in cash per $1,000 in principal amount of the Notes equal to the Redemption Amount, calculated as if the date of acceleration were the final Valuation Date.
Role of Calculation Agent
The Calculation Agent will make all determinations regarding the prices of the Basket Components, the Redemption Amount, the Dividend Amounts of the Basket Components, trading days, business days, market disruption events, any required anti-dilution adjustments, the default amount, and the amounts payable on your Notes.  Absent manifest error, all determinations of the Calculation Agent will be final and binding on you and us, without any liability on the part of the Calculation Agent.  You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations or calculations by the Calculation Agent.

P-19	RBC Capital Markets, LLC

Notes Linked a Basket of Closed-End Funds, due June 21, 2024
THE BASKET COMPONENTS
Companies with securities registered under the Exchange Act, such as the Basket Components, are required to file periodically financial and other information specified by the SEC.  Information filed with the SEC can be obtained through the SEC’s website at http://www.sec.gov.  Information on that website is not included or incorporated by reference in this pricing supplement.
This pricing supplement relates only to the Notes offered hereby and does not relate to the shares of any Basket Components.  We derived all disclosures in this pricing supplement regarding the Basket Components from publicly available information, without independent investigation.  In connection with the offering of the Notes, none of us, Raymond James, or our respective affiliates have participated in the preparation of such documents or made any due diligence inquiry with respect to any Basket Component.  None of us, Raymond James, or any of our respective affiliates makes any representation that such publicly available documents or any other publicly available information regarding any Basket Component is current, accurate or complete.  None of those documents shall be deemed to be incorporated by reference into this pricing supplement.
The composition of the Basket and the identity of the Basket Components were selected by Raymond James.  None of us, Raymond James or any of our respective affiliates endorses those stocks in connection with this offering, and none of those entities makes any representation as to the performance of any Basket Component or the Basket.
A brief description of each Basket Component is set forth below.
Investors should review recent prices of the Basket Components prior to making an investment decision with respect to the Notes.
BlackRock Innovation and Growth Trust (BIGZ)
BlackRock Innovation and Growth Trust invests primarily in equity securities issued by mid- and small-capitalization companies that its advisor believes have above-average earnings growth potential. In selecting investments, its advisor focuses on mid- and small-capitalization growth companies that it considers "innovative."
This Basket Component trades on the New York Stock Exchange (the "NYSE") under the ticker symbol “BIGZ.”
BlackRock Enhanced Global Dividend Trust (BOE)
BlackRock Enhanced Global Dividend Trust seeks investment returns through a combination of current income and capital appreciation by investing in equity securities or options on equity securities or indices of equity securities.
This Basket Component trades on the NYSE under the ticker symbol “BOE.”
BlackRock Science and Technology Trust II (BSTZ)
BlackRock Science and Technology Trust II seeks investment returns and income through a combination of current income, current gains and long-term capital appreciation by investing in U.S. and non-U.S. science and technology companies in any market capitalization range.
This Basket Component trades on the NYSE under the ticker symbol “BSTZ.”

P-20	RBC Capital Markets, LLC

Notes Linked a Basket of Closed-End Funds, due June 21, 2024
BlackRock Enhanced Capital and Income Fund, Inc. (CII)
BlackRock Enhanced Capital and Income Fund, Inc.'s investment objective is to provide total return. This Basket Component seeks to achieve its investment objective by investing in a portfolio of equity securities and debt securities of U.S. and non-U.S. issuers.
This Basket Component trades on the NYSE under the ticker symbol “CII.”
Calamos Strategic Total Return Fund (CSQ)
Calamos Strategic Total Return Fund's objective is to provide total return through a combination of capital appreciation and current income.  This Basket Component invests in common and preferred stocks, convertible securities and income producing debt securities.
This Basket Component trades on the Nasdaq Stock Market under the ticker symbol “CSQ.”
BlackRock Debt Strategies Fund, Inc. (DSU)
BlackRock Debt Strategies Fund, Inc.'s objective is current income.  This Basket Component invests in a portfolio of U.S. companies' debt instruments, including corporate loans, that are rated in the lower rating categories of established rating services, or unrated debt instruments of comparable quality.
This Basket Component trades on the NYSE under the ticker symbol “DSU.”
Eaton Vance Enhanced Equity Income Fund (EOI)
Eaton Vance Enhanced Equity Income Fund's objective is to provide current income, with a secondary objective of capital appreciation. This Basket Component invests in a portfolio of large- and mid-capitalization common stocks, seeking to invest in companies that it determines to have above-average growth and financial strengths.
This Basket Component trades on the NYSE under the ticker symbol “EOI.”
The Gabelli Dividend & Income Trust (GDV)
The Gabelli Dividend & Income Trust's investment objective is to seek a high level of total return with an emphasis on dividends and income. This Basket Component invests at least 80% of its assets in dividend paying or other equity producing securities.
This Basket Component trades on the NYSE under the ticker symbol “GDV.”
Western Asset High Income Opportunity Fund Inc. (HIO)
Western Asset High Income Opportunity Fund Inc. seeks high current income, with capital appreciation as a secondary objective. This Basket Component maintains a non-leveraged high-yield portfolio of corporate debt securities.
This Basket Component trades on the NYSE under the ticker symbol “HIO.”
PGIM High Yield Bond Fund, Inc. (ISD)
PGIM High Yield Bond Fund, Inc. seeks current income by investing primarily in high-yield bonds rated Ba or lower by Moody's or BB or lower by Standard & Poor's. Capital growth is its secondary goal.
This Basket Component trades on the NYSE under the ticker symbol “ISD.”

P-21	RBC Capital Markets, LLC

Notes Linked a Basket of Closed-End Funds, due June 21, 2024
Nuveen Core Equity Alpha Fund (JCE)
Nuveen Core Equity Alpha Fund's objective is to provide an attractive level of total return. This Basket Component seeks to achieve its objective through long-term capital appreciation, and secondarily through income and gains. This Basket Component invests in common stocks selected from the S&P 500® Index.
This Basket Component trades on the NYSE under the ticker symbol “JCE.”
Nuveen Credit Strategies Income Fund (JQC)
Nuveen Credit Strategies Income Fund's objective is high current income and total return. This Basket Component invests at least 70% in senior secured and second lien loans, and up to 30% opportunistically over the credit cycle in other types of assets.
This Basket Component trades on the NYSE under the ticker symbol “JQC.”
Nuveen Real Asset Income and Growth Fund (JRI)
Nuveen Real Asset Income and Growth Fund invests at least 80% of its managed assets in securities issued by real asset related companies located anywhere in the world.
This Basket Component trades on the NYSE under the ticker symbol “JRI.”
Nuveen Floating Rate Income Opportunity Fund (JRO)
Nuveen Floating Rate Income Opportunity Fund seeks a high level of current income by investing in adjustable rate loans, primarily secured senior loans.
This Basket Component trades on the NYSE under the ticker symbol “JRO.”
Tri-Continental Corporation (TY)
Tri-Continental Corporation's objective is growth of capital while producing reasonable current income. This Basket Component invests in companies within each industry that it determines trade at the cheapest relative valuations and that provide the highest dividend yields.
This Basket Component trades on the NYSE under the ticker symbol “TY.”
License Agreement
We have entered into a license agreement with Raymond James, under which we have obtained the right to use certain trademarks of Raymond James in connection with our issuance of the Notes.  Under the license agreement, we have agreed to pay Raymond James a fee of up to 0.70% of the principal amount of the Notes.
The license agreement requires this section to state as follows:
Solely by participating in this offering, Raymond James makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the ability of the Basket to track general or industry-specific stock market performance.  Raymond James and its third party licensors have no obligation to take the needs of Royal Bank of Canada or the owners of the Notes into consideration in determining or composing the Basket.  RBCCM is Calculation Agent for the Notes and will have discretion in making various determinations and calculations that affect the Notes, and Raymond James is not responsible for any such determinations or calculations.  Raymond James has no obligation or liability in connection with the administration of the Notes.

P-22	RBC Capital Markets, LLC

Notes Linked a Basket of Closed-End Funds, due June 21, 2024
Raymond James has licensed certain of its trademarks to us.
The mark “RAYMOND JAMES” is a trademark of Raymond James & Associates, Inc. and/or its affiliates, and has been licensed for our use.

P-23	RBC Capital Markets, LLC

Notes Linked a Basket of Closed-End Funds, due June 21, 2024
SUPPLEMENTAL DISCUSSION OF
U.S. FEDERAL INCOME TAX CONSEQUENCES
The following disclosure supplements, and to the extent inconsistent supersedes, the discussion in the product prospectus supplement under “Supplemental Discussion of U.S. Federal Income Tax Consequences.”
In the opinion of our special U.S. tax counsel, Ashurst LLP, it would generally be reasonable to treat the Notes as a pre-paid cash-settled contingent income-bearing derivative contract linked to the Basket Components for U.S. federal income tax purposes, and the terms of the Notes require a holder (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the Notes for all tax purposes in accordance with such characterization.
Although the U.S. federal income tax treatment of the interest payments is uncertain, we intend to take the position, and the following discussion assumes, that such interest payments (including any interest payments made on or with the maturity date) constitute taxable ordinary income to a U.S. holder at the time received or accrued in accordance with the holder’s regular method of accounting.
We refer you to the discussion in the product prospectus supplement under “Supplemental Discussion of U.S. Federal Income Tax Consequences—Supplemental U.S. Tax Considerations—Potential Application of Section 1260 of the Internal Revenue Code” for the consequences that may result under Section 1260 of the Code, including the possible recharacterization as ordinary income of any long-term capital gain (the “Excess Gain”) recognized by a U.S. holder in respect of a Note and the possible interest charge applicable to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in a gross income inclusion for such U.S. holder in taxable years prior to the taxable year of the sale or maturity of the Notes. The Basket Components are the types of financial assets described under Section 1260 of the Code, and we note that the consequences arising under Section 1260 of the Code may apply to the Notes by reference to such Basket Components. Prospective investors are urged to consult with their tax advisors regarding the potential application of Section 1260 of the Code to their investment in the Notes.
Non-U.S. Holders
Under current Internal Revenue Service guidance, withholding on “dividend equivalent” payments (as discussed in the product supplement), if any, will apply to Notes that are issued as of the date of this pricing supplement if such Notes are “delta-one” instruments. Based on our determination that the Notes are delta-one instruments, non-U.S. holders will be subject to withholding on dividend equivalent payments, if any, under the Notes.  We will not pay additional amounts in respect of any dividend equivalent withholding.
While the U.S. federal income tax treatment of the Notes (including proper characterization of the contingent interest for U.S. federal income tax purposes) is uncertain, U.S. federal income tax at a 30% rate (or at a lower rate under an applicable income tax treaty) will be withheld in respect of the contingent interest paid to a non-U.S. holder unless such payments are effectively connected with the conduct by the non-U.S. holder of a trade or business in the U.S. (in which case, to avoid withholding, the non-U.S. holder will be required to provide a Form W-8ECI). We will not pay any additional amounts in respect of such withholding. To claim benefits under an income tax treaty, a non-U.S. holder must obtain a taxpayer identification number and certify as to its eligibility under the appropriate treaty’s limitations on benefits article, if applicable (which certification may generally be made on a Form W-8BEN or W-8BEN-E, or a substitute or successor form).  In addition, special rules may apply to claims for treaty benefits made by corporate non-U.S. holders.  A non-U.S. holder that is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.  The availability of a lower rate of withholding or an exemption from withholding under an applicable income tax treaty will depend on the proper characterization of the contingent interest under U.S. federal income tax laws and whether such treaty rate or exemption applies to such contingent interest payments.  No assurance can be provided on the proper characterization of the contingent interest for U.S. federal income tax purposes and, accordingly, no assurance can be provided on the availability of benefits under any income tax treaty.  Non-U.S. holders should consult their tax advisors in this regard.

P-24	RBC Capital Markets, LLC

Notes Linked a Basket of Closed-End Funds, due June 21, 2024
It is possible that dividend equivalent payments on the Notes will exceed the contingent interest paid. Under such circumstances, a non-U.S. holder of the Notes may be subject to additional U.S. withholding tax at a 30% rate on the difference between the dividend equivalent payments and contingent interest. In addition, it is possible that we (or the applicable withholding agent) may determine that treaty benefits that may otherwise be applicable to contingent interest may not apply to withholding tax on dividend equivalent payments. It is also possible that a withholding agent will withhold under Section 871(m) with respect to the Notes, notwithstanding the withholding tax imposed on any contingent interest amounts, in which case the application of Section 871(m) to the Notes could significantly increase a non-U.S. holder’s tax liability in respect of the Notes. We (or the applicable withholding agent) are entitled to withhold taxes on any payments treated as dividend equivalents without being required to pay any additional amounts with respect to amounts so withheld. A non-U.S. holder should consult its tax advisor regarding the possibility of additional withholding tax.
The Notes are not intended for purchase by any investor that is not a United States person, as that term is defined for U.S. federal income tax purposes.  If investors that are not “United States persons” for U.S. federal income tax purposes acquire any Notes, such investors may incur U.S. tax obligations as a result of owning such Notes.

P-25	RBC Capital Markets, LLC

Notes Linked a Basket of Closed-End Funds, due June 21, 2024
SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)
We, either ourselves or through RBCCM as agent, have entered into an arrangement with Raymond James, in which Raymond James will act as an agent in connection with the distribution of the Notes.  Such distribution may occur on or subsequent to the issue date.  The Notes sold by Raymond James to investors will be offered at the issue price of $1,000 per Note.  Raymond James will receive the compensation set forth on the cover page of this pricing supplement.
Delivery of the Notes will be made against payment for the Notes on June 27, 2022, which is the 5th business day after the Trade Date.  See “Plan of Distribution” in the prospectus. For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus.
We will deliver the Notes on a date that is greater than two business days following the Trade Date. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the original issue date will be required to specify alternative arrangements to prevent a failed settlement.
We may use this pricing supplement in the initial sale of the Notes.  In addition, RBCCM or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale.  Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.
STRUCTURING THE NOTES
The Notes are our debt securities, the return on which is linked to the performance of the Basket.  As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  Using this relatively lower implied borrowing rate rather than the secondary market rate, is a factor that reduced the initial estimated value of the Notes at the time their terms were set. Unlike the estimated value that is set forth on the cover page of this pricing supplement, any value of the Notes determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.
In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries.  The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Basket Components, and the tenor of the Notes.  The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate is a factor that reduced the economic terms of the Notes to you.  The initial offering price of the Notes also reflects our costs to distribute and structure the Notes, and our estimated hedging costs.  These factors resulted in the initial estimated value for the Notes on the Trade Date being less than their public offering price.  See “Selected Risk Considerations—Risks Relating to the Initial Estimated Value of the Notes—The Initial Estimated Value of the Notes Is Less than the Price to the Public” above.
VALIDITY OF THE NOTES
In the opinion of Norton Rose Fulbright Canada LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the Indenture and delivered against payment therefor, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or

P-26	RBC Capital Markets, LLC

Notes Linked a Basket of Closed-End Funds, due June 21, 2024
Québec, or the laws of Canada applicable therein, will be valid obligations of the Bank, subject to equitable remedies which may only be granted at the discretion of a court of competent authority, subject to applicable bankruptcy, to rights to indemnity and contribution under the Notes or the Indenture which may be limited by applicable law; to insolvency and other laws of general application affecting creditors’ rights, to limitations under applicable limitations statutes, and to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable thereto. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated September 14, 2021, which has been filed as Exhibit 5.3 to the Bank’s Form 6-K filed with the SEC on September 14, 2021.
In the opinion of Ashurst LLP, when the Notes have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Notes will be valid, binding and enforceable obligations of the Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and subject to general principles of equity, public policy considerations and the discretion of the court before which any suit or proceeding may be brought. This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated September 14, 2021, which has been filed as Exhibit 5.4 to the Bank’s Form 6-K dated September 14, 2021.

P-27	RBC Capital Markets, LLC